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                                                                   EXHIBIT 23.01


The Board of Directors
Nematron Corporation:

We consent to incorporation by reference in the registration statements (Numbers 333-1136, 333-1138, 333-1140 and 333-12379) on Form S-8 and in the registration statements (Numbers 333-1314 and 333-15959) on Form S-3 of Nematron Corporation of our report dated December 4, 1998, relating to the consolidated balance sheet of Nematron Corporation as of September 30, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended September 30, 1997 and 1998, which report appears in the September 30, 1998 annual report on Form 10-KSB of Nematron Corporation.



                                                          /s/ Grant Thornton LLP

Southfield, Michigan
December 4, 1998

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